Exhibit 34

The Board of Directors
Northern Rock plc
Northern Rock House
Gosforth
Newcastle
NE3 4PL

Independent Accountant's Report
---------------------------------------------

We have examined management's assertion, included in the accompanying Management's Assertion of Compliance with Applicable Servicing Criteria ("Management's Assertion"), that Northern Rock plc (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB (the "Servicing Criteria"), except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which management has determined are not applicable to the activities the Company performs with respect to the Platform (defined below),  for the residential mortgage-backed securities issued by Granite Master Issuer plc  on or after May 24, 2006 that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, where the related residential mortgage loans backing the asset backed securities are identified by the Northern Rock plc unique identifier QR004 (the "Platform"), as of December 31, 2007 and for the period January 1, 2007 through December 31, 2007.  Management is responsible for the Company's compliance with the applicable servicing criteria.  Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria.  Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company in respect of the Platform during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, Management's assertion that the Company complied with the aforementioned servicing criteria except for those instances of material non compliance detailed in Appendix B of the assertion as of December 31, 2007 and for the period January 1, 2007 through December 31, 2007 is fairly stated in all material respects.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
March 28, 2008